Exhibit 99.1

PayPal Reports Fourth Quarter and Full Year 2016 Results

Q4 revenue increased 17% to $2.981 billion, 19% FX-neutral revenue growth
Q4 GAAP EPS increased 7% to $0.32 and non-GAAP EPS increased 17% to $0.42

FY 2016 revenue increased 17% to $10.842 billion, 21% FX-neutral pro forma revenue growth
FY 2016 GAAP EPS increased 15% to $1.15, non-GAAP EPS increased 17% on a pro forma basis to $1.50

SAN JOSE, Calif. - January 26, 2017 - Global technology platform and digital payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today announced fourth quarter and full year results for the period ended December 31, 2016. Throughout 2016, PayPal deepened engagement on its platform, advanced its commitment to customer choice, gained share, continued its strong momentum in mobile payments, expanded its customer base and delivered innovative products.

Financial highlights for the fourth quarter include:

•	Revenue growth of 17% to $2.981 billion, or 19% on a foreign currency neutral (FX-neutral) basis

•	GAAP operating margin of 15% with non-GAAP operating margin of 21%

•	GAAP earnings per diluted share (EPS) growth of 7% to $0.32, non-GAAP EPS growth of 17% to $0.42

•	Operating cash flow of $923 million, free cash flow of $771 million

Operating highlights for the fourth quarter include:

•	Growth of 5.4 million active customer accounts in the quarter

•	1.8 billion payment transactions, up 23%

•	$99 billion in total payment volume (TPV), up 22%, or 25% on an FX-neutral basis

Financial highlights for full year 2016 include:

•	Revenue growth of 17% to $10.842 billion, or 21% on an FX-neutral pro forma basis

•	GAAP operating margin of 15% with non-GAAP operating margin of 20%

•	GAAP EPS growth of 15% to $1.15, non-GAAP EPS growth of 17% on a pro forma basis to $1.50

•	Operating cash flow of $3.2 billion, free cash flow of $2.5 billion

Operating highlights for full year 2016 include:

•	Active customer accounts of 197 million, up 10% with growth of 18 million active customer accounts

•	6.1 billion payment transactions, up 24%

•	31 payment transactions per active account on a trailing twelve months basis, up 13%

•	$354 billion in TPV, up 26%, or 28% on an FX-neutral basis

"I’m pleased to report that PayPal ended 2016 with another strong quarter of financial results. We extended our industry leadership by generating 18 million active customer accounts, with greater engagement than ever before. We innovated across our merchant and consumer value propositions and extended our lead in mobile payments," said Dan Schulman, President and CEO of PayPal. "In the past year, we transformed our market opportunity with a series of strategic partnerships with networks, financial institutions, technology companies, and mobile carriers. We accomplished all of this by putting our customers first, in everything we do. At the end of a landmark year for PayPal, we feel well positioned to deliver sustainable and profitable growth in 2017 and beyond."

New Strategic Partnerships

In the fourth quarter, PayPal announced partnership agreements with Citi, the largest global credit card issuer, and Fidelity National Information Services (FIS), which represents thousands of financial institutions. The agreements with Citi and FIS further PayPal's commitment of choice and flexibility for its customers and PayPal plans to roll out new experiences with these partners and others throughout 2017 to drive incremental digital spend.

In January 2017, PayPal announced a strategic agreement with Discover Financial Services, a major issuer of credit products in the U.S., designed to deliver greater choice to customers. The new agreement will make it easier for PayPal customers to find and choose Discover as a funding option within the PayPal wallet, and let eligible customers pay with their Discover Cashback Bonus.

Extending Leadership in Mobile

PayPal processed $99 billion in TPV in the fourth quarter, representing growth of 22%, or 25% on an FX-neutral basis. Merchant Services TPV grew 27%, or 30% on an FX-neutral basis, and represented 84% of overall TPV for the quarter. PayPal processed $31 billion in mobile TPV, up 53%, representing 31% of TPV for the quarter. Venmo, the company’s social payments platform, processed $5.6 billion of TPV, up 126%.

The 2016 holiday season demonstrated how consumers around the world are moving to mobile, as shopping becomes simpler and faster on smaller screens with mobile-optimized experiences. In the five days between Thanksgiving and Cyber Monday, PayPal processed more than $2 billion in mobile payments, and mobile accounted for one-third of overall TPV during this period.

Expanding Value Proposition through Product Innovation

One Touch, PayPal’s fastest mobile checkout experience, continues to experience strong adoption. One Touch offers merchants significantly better conversion rates by making it faster and simpler for their customers to pay online and with mobile devices, in a single click. PayPal ended the year with more than five million active merchant accounts offering One Touch to more than 40 million active consumer accounts in all of PayPal’s markets.

In the fourth quarter, Xoom added Japan to the growing list of countries where people can receive remittances from their loved ones in the United States. In 2016, Xoom continued to grow its global footprint and expanded the list of countries that can receive Xoom payments from 41 to 56.

Fourth Quarter 2016 Financial Highlights

	Fourth Quarter
(presented in millions, except per share data and percentages)	2016	2015	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$99,348	$81,523	$17,825	22%	25%
GAAP
Net revenues	$2,981	$2,556	$425	17%	19%
Net income	$390	$367	$23	6%	N/A
Earnings per diluted share	$0.32	$0.30	$0.02	7%	N/A
Non-GAAP
Net revenues	$2,981	$2,556	$425	17%	19%
Net income	$512	$443	$69	16%	N/A
Earnings per diluted share	$0.42	$0.36	$0.06	17%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the fourth quarter of 2016 decreased to 15.4%, compared to 16.1% for the same period last year. Non-GAAP operating margin remained flat at 20.8%, compared to the same period last year.

Taxes - GAAP effective tax rate for the fourth quarter of 2016 was 16.8%, compared to 12.2% for the fourth quarter of 2015. Non-GAAP effective tax rate was 18.5%, compared to the non-GAAP effective tax rate of 17.8% for the fourth quarter of 2015.

Cash Flow - PayPal generated $923 million of operating cash flow and $771 million of free cash flow during the fourth quarter of 2016.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $6.5 billion at December 31, 2016.

2017 Financial Guidance

Full Year 2017

•	PayPal expects revenue to grow 15 - 17% at current spot rates and 17 - 19% on an FX-neutral basis, to a range of $12.450 - $12.650 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $1.26 - $1.31 and non-GAAP earnings per diluted share in the range of $1.69 - $1.74.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2017, reflect adjustments of approximately $720 - $760 million, primarily representing estimated stock-based compensation expense and related employer payroll taxes in the range of $620 - $650 million.

First Quarter 2017

•	PayPal expects revenue to grow 14% - 16% at current spot rates and 16% - 18% on an FX-neutral basis, to a range of $2.900 - $2.950 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.31 - $0.33 and non-GAAP earnings per diluted share in the range of $0.40 - $0.42.

•
Estimated non-GAAP amounts above for the three months ending March 31, 2017, reflect adjustments of approximately $155 - $170 million, primarily representing estimated stock-based compensation expense and related employer payroll taxes in the range of $135 - $145 million.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss fourth quarter and full year 2016 results at 1:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/) and YouTube channel (https://www.youtube.com/paypal) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal (Nasdaq: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s nearly 200 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PYPL financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results by the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). In addition, the company has included certain revenue and non-GAAP EPS growth rates which represent year-over-year comparisons versus non-GAAP pro forma measures. The company believes that this presentation provides investors a consistent basis for assessing the company’s performance and helps to facilitate comparisons across different periods. These pro forma adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. For a reconciliation of these non-GAAP financial measures and non-GAAP pro forma comparisons to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” and “Reconciliation of Operating Cash Flow to Free Cash Flow.”

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for first quarter and the full year 2017 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of the company's customer choice initiatives, including on its funding mix and transaction expense; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the company's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to the company's capital allocation or management of operating cash; the uncertainty surrounding the implementation effects, and impact of the United Kingdom's referendum in favor of leaving the European Union ("Brexit"); the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes the company may make to its product offerings; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of January 26, 2017. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

PayPal

Investor Relations Contact
Gabrielle Rabinovitch
Senior Director, Investor Relations
grabinovitch@paypal.com

Media Relations Contacts
Martha Cass	Amanda Miller
Senior Director, Corporate Communications	Director, Corporate Communications
mcass@paypal.com	amandacmiller@paypal.com
408.219.0563

Copyright © 1999-2017 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2016	December 31, 2015
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,590	$1,393
Short-term investments	3,385	2,018
Accounts receivable, net	214	137
Loans and interest receivable, net	5,348	4,184
Funds receivable and customer accounts	14,363	12,261
Prepaid expenses and other current assets	833	655
Total current assets	25,733	20,648
Long-term investments	1,539	2,348
Property and equipment, net	1,482	1,344
Goodwill	4,059	4,069
Intangible assets, net	211	358
Other assets	79	114
Total assets	$33,103	$28,881
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$192	$145
Funds payable and amounts due to customers	15,163	12,261
Accrued expenses and other current liabilities	1,459	1,179
Income taxes payable	64	32
Total current liabilities	16,878	13,617
Deferred tax liability and other long-term liabilities	1,513	1,505
Total liabilities	18,391	15,122
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,207 and 1,224 outstanding	—	—
Treasury stock at cost, 27 shares as of December 31, 2016	(995)	—
Additional paid-in-capital	13,579	13,100
Retained earnings	2,069	668
Accumulated other comprehensive income (loss)	59	(9)
Total equity	14,712	13,759
Total liabilities and equity	$33,103	$28,881

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions, except per share amounts)

Net revenues	$2,981	$2,556	$10,842	$9,248
Operating expenses:
Transaction expense	954	750	3,346	2,610
Transaction and loan losses	307	245	1,088	809
Customer support and operations(1)	328	299	1,267	1,110
Sales and marketing (1)	253	255	969	937
Product development (1)	215	208	834	792
General and administrative (1)	275	225	1,028	873
Depreciation and amortization (1)	189	164	724	608
Restructuring	—	(1)	—	48
Total operating expenses	2,521	2,145	9,256	7,787
Operating income	460	411	1,586	1,461
Other income (expense), net	9	7	45	27
Income before income taxes	469	418	1,631	1,488
Income tax expense	79	51	230	260
Net income	$390	$367	$1,401	$1,228
Net income per share:
Basic	$0.32	$0.30	$1.16	$1.00
Diluted	$0.32	$0.30	$1.15	$1.00
Weighted average shares:
Basic	1,207	1,223	1,210	1,222
Diluted	1,216	1,230	1,218	1,229

(1) Includes stock-based compensation as follows:
Customer support and operations	24	18	85	62
Sales and marketing	25	10	84	52
Product development	37	35	139	132
General and administrative	39	26	130	94
Depreciation and amortization	2	1	6	7
	$127	$90	$444	$347

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions)

Cash flows from operating activities:
Net income	$390	$367	$1,401	$1,228
Adjustments:
Transaction and loan losses	307	245	1,088	809
Depreciation and amortization	189	164	724	608
Stock-based compensation	125	90	438	346
Deferred income taxes	(19)	40	52	127
Excess tax benefits from stock-based compensation	(4)	(2)	(40)	(26)
Gain on sale of principal loans receivable held for sale, net	(7)	(5)	(24)	(40)
Changes in assets and liabilities:
Accounts receivable	(27)	76	(77)	(22)
Receivable from eBay	—	—	—	121
Principal loans receivable held for sale, net	7	5	24	14
Accounts payable	(17)	10	11	12
Payable to eBay	—	—	—	(217)
Income taxes payable	18	(35)	69	40
Other assets and liabilities	(39)	(227)	(508)	(454)
Net cash provided by operating activities	923	728	3,158	2,546
Cash flows from investing activities:
Purchases of property and equipment	(152)	(164)	(669)	(722)
Proceeds from sales of property and equipment	—	—	—	26
Changes in principal loans receivable, net	(639)	(673)	(1,523)	(819)
Purchases of investments	(4,057)	(4,373)	(21,041)	(21,626)
Maturities and sales of investments	3,815	5,145	18,429	16,148
Acquisitions, net of cash acquired	—	(942)	(19)	(1,225)
Funds receivable and customer accounts	(796)	(709)	(176)	(395)
Notes and receivable from eBay	—	—	—	575
Net cash used in investing activities	(1,829)	(1,716)	(4,999)	(8,038)
Cash flows from financing activities:
Proceeds from issuance of common stock	51	39	109	75
Purchases of treasury stock	(50)	—	(995)	—
Excess tax benefits from stock-based compensation	4	2	40	26
Contribution from (to) eBay	—	—	—	3,858
Tax withholdings related to net share settlements of equity awards	(23)	(11)	(118)	(18)
Borrowings (repayments) under financing arrangements	—	15	(21)	(862)
Funds payable and amounts due to customers	1,161	459	3,023	1,649
Net cash provided by financing activities	1,143	504	2,038	4,728
Effect of exchange rate changes on cash and cash equivalents	(16)	(3)	—	(44)
Net change in cash and cash equivalents	221	(487)	197	(808)
Cash and cash equivalents at beginning of period	1,369	1,880	1,393	2,201
Cash and cash equivalents at end of period	$1,590	$1,393	$1,590	$1,393
Supplemental cash flow disclosures:
Cash paid for interest	$1	$2	$4	$16
Cash paid for income taxes	$5	$160	$48	$216

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(In millions, except percentages)
Transaction revenues	$2,615	$2,314	$2,323	$2,238	$2,262
Current quarter vs prior quarter	13%	—%	4%	(1)%	14%
Current quarter vs prior year quarter	16%	17%	18%	17%	15%
Percentage of total	88%	87%	88%	88%	88%

Other value added services	366	353	327	306	294
Current quarter vs prior quarter	4%	8%	7%	4%	7%
Current quarter vs prior year quarter	24%	28%	—%	37%	30%
Percentage of total	12%	13%	12%	12%	12%

Total net revenues	$2,981	$2,667	$2,650	$2,544	$2,556
Current quarter vs prior quarter	12%	1%	4%	—%	13%
Current quarter vs prior year quarter(1)	17%	18%	15%	19%	17%
(1) Q2'16 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis was 16%.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Net Revenues by Geography	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(In millions, except percentages)
U.S. net revenues	$1,574	$1,436	$1,407	$1,343	$1,302
Current quarter vs prior quarter	10%	2%	5%	3%	14%
Current quarter vs prior year quarter(1)	21%	26%	20%	30%	25%
Percent of total	53%	54%	53%	53%	51%

International net revenues	1,407	1,231	1,243	1,201	1,254
Current quarter vs prior quarter	14%	(1)%	3%	(4)%	12%
Current quarter vs prior year quarter(2)	12%	10%	10%	8%	9%
(FXN) Current quarter vs prior year quarter	17%	16%	18%	15%	18%
Percent of total	47%	46%	47%	47%	49%

Total net revenues	$2,981	$2,667	$2,650	$2,544	$2,556
Current quarter vs prior quarter	12%	1%	4%	—%	13%
Current quarter vs prior year quarter(3)	17%	18%	15%	19%	17%
(FXN) Current quarter vs prior year quarter	19%	21%	19%	23%	21%
(1) Q2'16 and Q1'16 U.S. net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis were 21% and 31%, respectively.
(2) Q1'16 international net revenues current quarter vs prior year quarter growth rate on a non-GAAP pro forma basis was 9%.
(3) Q2'16 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis was 16%.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(In millions, except percentages)
Active customer accounts(1)	197	192	188	184	179
Current quarter vs prior quarter	3%	2%	2%	2%	4%
Current quarter vs prior year quarter	10%	11%	11%	11%	11%

Number of payment transactions(2)	1,755	1,512	1,448	1,414	1,428
Current quarter vs prior quarter	16%	4%	2%	(1)%	17%
Current quarter vs prior year quarter	23%	24%	25%	26%	25%

Payment transactions per active account(3)	31.1	30.2	29.4	28.4	27.5
Current quarter vs prior quarter	3%	3%	3%	3%	2%
Current quarter vs prior year quarter	13%	13%	13%	12%	12%

Total Payment Volume(4)	$99,348	$87,403	$86,208	$81,056	$81,523
Current quarter vs prior quarter	14%	1%	6%	(1)%	17%
Current quarter vs prior year quarter	22%	25%	28%	29%	23%
(FXN) Current quarter vs prior year quarter	25%	28%	29%	31%	29%

Transaction Expense Rate(5)	0.96%	0.95%	0.94%	0.93%	0.92%
Transaction and Loan Loss Rate(6)	0.31%	0.31%	0.30%	0.31%	0.30%
Transaction Margin(7)	57.7%	58.7%	59.8%	60.4%	61.1%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the separation from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of significant expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$460	$411	$1,586	$1,461
Stock-based compensation expense and related employer payroll taxes	127	90	455	356
Acquisition related transaction expense	—	5	—	10
Separation	—	(2)	—	15
Restructuring	—	(1)	—	48
Amortization of acquired intangible assets	32	29	133	85
Total non-GAAP operating income adjustments	159	121	588	514
Non-GAAP operating income	$619	$532	$2,174	$1,975
Non-GAAP operating margin	20.8%	20.8%	20.1%	21.4%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions, except percentages)
GAAP income before income taxes	$469	$418	$1,631	$1,488
GAAP income tax expense	79	51	230	260
GAAP net income	390	367	1,401	1,228
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	159	121	588	514
Separation (Other income (expense), net)	—	—	—	(12)
Tax effect of non-GAAP adjustments	(37)	(45)	(164)	(142)
Non-GAAP net income	$512	$443	$1,825	$1,588

Diluted net income per share(1):
GAAP	$0.32	$0.30	$1.15	$1.00
Non-GAAP	$0.42	$0.36	$1.50	$1.29
Shares used in GAAP diluted share calculation	1,216	1,230	1,218	1,229
Shares used in non-GAAP diluted share calculation	1,216	1,230	1,218	1,229

GAAP effective tax rate	17%	12%	14%	17%
Tax effect of non-GAAP adjustments to net income	1%	6%	4%	3%
Non-GAAP effective tax rate	18%	18%	18%	20%
(1) GAAP and Non-GAAP diluted net income per share for the year ended December 31, 2015 was calculated using the weighted average number of common shares outstanding for the period beginning after the distribution date (i.e., July 17, 2015).

PayPal Holdings, Inc.
Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended,				Year Ended December 31,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	2015
	(In millions/unaudited)
Transaction revenues	$2,262	$1,982	$1,970	$1,914	$8,128
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Non-GAAP pro forma transaction revenues	2,262	1,982	1,966	1,911	8,121

Other value added services	294	276	327	223	1,120
Pro forma adjustment(1)	—	—	—	—	—
Non-GAAP pro forma other value added services	294	276	327	223	1,120

Total net revenues	$2,556	$2,258	$2,297	$2,137	$9,248
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Total non-GAAP pro forma net revenues	2,556	2,258	2,293	2,134	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended,				Year Ended December 31,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	2015
	(In millions/unaudited)
U.S. net revenues	$1,302	$1,138	$1,170	$1,030	$4,640
Pro forma adjustment(1)	—	—	(3)	(2)	(5)
Non-GAAP pro forma U.S. net revenues	1,302	1,138	1,167	1,028	4,635

International net revenues	$1,254	$1,120	$1,127	$1,107	4,608
Pro forma adjustment(1)	—	—	(1)	(1)	(2)
Non-GAAP pro forma international net revenues	1,254	1,120	1,126	1,106	4,606

Total net revenues	$2,556	$2,258	$2,297	$2,137	$9,248
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Non-GAAP pro forma net revenues	2,556	2,258	2,293	2,134	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions/unaudited)
Net cash provided by operating activities	$923	$728	$3,158	$2,546
Less: Purchases of property and equipment	(152)	(164)	(669)	(722)
Free cash flow	$771	$564	$2,489	$1,824